Exhibit 99.1

China Stock Investor On-line Behavior Study Report TNS-NFO China July, 2004

Content Research Methodology and Survey Process -----------------------3 Key Research Findings ---------------------------------------------9 Appendix:About TNS-NFO ----------------------------------27

Research Methodology and Survey Process

Research Method: Quantitative Research Approach Research Coverage: Beijing, Shanghai, Shenzhen, Wuhan, Shenyang and Guangzhou Research Tool: Telephone interview with a structured questionnaire based on professional CATI (Computer-aided Telephone Interview) platform Sampling Method: Random sampling of fixed telephone number Total Sample Size: 270 Respondent Qualification: 18 years old or above Internet User (over 3 hours' website browsing for personal purpose each week) Stock Investor (using own stock exchange account for exchanging at least once every 3 months currently) Have browsed specialized financial websites in 2004 Interview Length: 15~20 minutes Research Methodology Design

Sampling and Validation

- Total sample frame size: 119,717 (unit: fixed telephone number)
- Successfully approached sample size:14,736 (unit: fixed telephone number)
- Samples screened out: 14,466 (unit: fixed telephone number)
- Valid samples recruited: 270 (unit: person)

CATI Sampling	Total		Beijing		Shanghai		Shenzhen		Wuhan		Shenyang		Guangzhou	
	abs	%	abs	%	abs	%	abs	%	abs	%	abs	%	abs	%
Total Sample Frame Size	119,717	100%	10,764	100%	20,080	100%	29,938	100%	15,358	100%	10,637	100%	32,969	100%
Invalid Samples (non-family telephone number)	77,021	64%	6,319	59%	8,628	43%	18,234	61%	8,042	52%	6,193	58%	29,629	90%
Unapproachable Sample (non-answering telephone)	20,167	17%	2,228	21%	4,228	21%	7,061	24%	4,045	26%	1,737	16%	873	3%
Refused of interview	7,794	7%	912	8%	2,286	11%	1,501	5%	888	6%	878	8%	1,328	4%
Successfully Approached Sample	14,736	12%	1,304	12%	4,938	25%	3,143	10%	2,384	16%	1,829	17%	1,138	3%

Validation	Total		Beijing		Shanghai		Shenzhen		Wuhan		Shenyang		Guangzhou	
	abs	%	abs	%	abs	%	abs	%	abs	%	abs	%	abs	%
Successfully Approached Sample	14,736	100%	1,304	100%	4,938	100%	3,143	100%	2,384	100%	1,829	100%	1,138	100%
Screened out by "Internet user above 18 years old"	9,832	67%	744	57%	3,644	74%	1,946	62%	1,671	70%	1,236	68%	591	52%
Screened out by "stock investor"	4,434	30%	508	39%	1,211	25%	1,075	34%	669	28%	513	28%	457	40%
Screened out by "specialized finance website browser"	199	1%	19	1%	45	1%	44	1%	19	1%	27	1%	44	4%
Valid samples recruited	270	2%	32	2%	36	1%	78	2%	24	1%	54	3%	46	4%

CATI Process Computer randomly picks up fixed telephone number and control quato according to the population ratio of every city Process of Phone Contact and Qualified Respondent Ratio Calculation Screen corporate and other non-family numbers Record the number of members aged above 18 in the successful contacted family to get the population sum Ask for internet users aged above 18 and record their quantity to get the internet user ratio Ask for stock investors aged above 18 and record their quantity to get the stock investor ratio Ask for stock investors who also use internet, record their quantity to get the on-line stock investor ratio Use latest birthday method to randomly find an on-line stock investor for every family Identify whether this respondent meets the screening quality of "browse professional financial web site" For every successful contacted family, detailed record is required for the above process in order to get key data such as stock investor ratio in internet users Begin the questionnaire interview

CATI Quality Control Supervisors of three classes from national to every city and independent quality controllers who hold instant monitor in the CATI process will ensure the strict and universal standard of the whole CATI operation and process national supervisor Beijing supervisor Shanghai supervisor Guangzhou supervisor assistant supervisor interviewees monitor assistant supervisor assistant supervisor interviewees monitor monitor interviewees

Strictly trained interviewers will interview sampled interviewees with questionnaires. Interviewers will question and take note in the process. To ensure the standard operation and objectivity of answers, all interviewers are strictly trained. High-quality data of NFO are ensured by the following procedure: Training of interviewers Interviewers will receive strict basic training and questionnaire training. Pilot interview Pilot interviews will be applied before formal interviews. Then supervisors will check the questionnaires and training again for the problematic part. Check Supervisors will organize an independent check team to check the finished questionnaires and interviews when interviews are going on. Questionnaire check All questionnaires will be checked and re-interviews will be applied to problematic questionnaires. CATI Quality Control

Research Findings

Population Structure (aged above 18) and Stock Investor Percentage Over Internet User ^ ^ ^ Respondents Ratio among the whole population Ratio among internet users Ratio among stock investors ^ ^ ^ ^ ^ ^ ^ Sum of respondents above 18 years old 35672 100% - - ^ ^ ^ ^ ^ ^ ^ ^ ^ Internet users above 18 years old 7361 20.6% 100% - ^ ^ ^ ^ ^ ^ ^ ^ ^ stock investors above 18 years old 1005 2.8% - 100% ^ ^ ^ ^ ^ ^ ^ ^ ^ On-line stock investors above 18 years old 513 1.4% 7.0% 51.1% ^ ^ ^ ^ ^ ^ ^ ^ On-line stock investors who browse finance websites On-line stock investors who browse finance websites 270 0.8% 3.7% 26.9% The percentage of stock investor over internet user (above 18 years old): 7.0%

Sample Analysis - Gender, Age and Education 18~22 23~30 31~40 41~50 51~60 refused toanswer age 13 49 100 62 42 4 male female gender 174 96 Gender analysis Valid samples:270 Age analysis Valid samples:270 junior high scholl or below senior high school/technique school junior college undergraduate graduate or above refused to answer ^^^^^^ 21 85 73 74 14 3 Education analysis Valid samples:270 corporate managers cadres of government professionals(doctors,lawers et al.) administrators marketers ordinary employees workers/servers private bussiness men students householders retired non-jobholders free professionals others/refused to answer ^^^^^^ 63 8 38 10 8 38 7 20 8 9 31 20 5 1 Sample Analysis - Occupation and Industry Occupation Analysis Valid samples:270 manufacturing banking/financial/insurance business/trading high-tech industry retail trading/shopping malls transportation education/health care travel agencies post/telecommunications construction other refused to answer ^^?^^^ 40 29 26 18 17 10 6 5 3 3 27 3 Industry Analysis Valid samples:270

Sample analysis - stock investing behavior 10 thousand yuans and below 1-5 thousand (1 not included) 5-10 thousand(5 not included) 10-50 thousand(10 not included) 50 thousands - 1 million (50 thousand not included) more than 1 million ^^^?^^ 27 59 59 49 11 6 1 year and below 1-3 years(1 not included) 3-5 years (3 not included)3^) 5-10 years(5 not included) more than 10 years ^^^?^?^^ 29 41 63 102 32 Investment time analysis Valid samples:267 medium:5 years Investment sum for 2003 analysis Valid samples:211 medium:100 thousand RMB Note: due to the large diversity of data of investment time and sum, medium is used to represent the overall average.

Browsing Finance Channel at Portable Website Have you ever browsed financial channels of portal web sites? Valid samples =270 Among qualified respondents who have browsed finance websites, 70% also have browsed finance channels at portal websites Browsing finance channel at portable websites Yes 70% No 17% Don't know 13%

Operating Online Stock Exchange Have you ever operated online stock exchange? Valid samples =270 Among on-line investors who have browsed finance websites, 51% have operated on-line stock exchange Operating Online Stock Exchange Yes 51% No 49%

China Finance Online Stock Star China Stock Da Zhi Hui Homeway Shanghai Stock Exchange Stock888 Qilu Stock Others Don't know ^^^^^^?^^^ 30 23 15 13 10 10 9 8 139 13 Most Frequently Visited Finance Website --Top 1 Answer During the past half year, which is the top 1 finance website you visit most frequently? Valid Sample: 270 'China Finance Online' is the hottest finance website with largest visitor base (11.1%), followed up by 'Stock Star' (8.5%), 'China Stock' (5.6%) and 'Da Zhi Hui' (4.8%); Note: According to the statistic and sampling theory, providing the random sampling size is 270, if there are 11% sampled respondents mention 'China Finance Online' as their most frequently visited finance website then we believe, with 90% confidence level, that 8%~14% target population give the same opinion. Besides the websites listed in the chart, there are at least 39 other finance websites are mentioned , all with visitor base below 3%; This finding indicates that currently there are a rich collection of finance websites in China while visitors are effectively distributed among these websites. 'Others' includes the other 39 finance website at least such as '158 Hairong', 'Guangfa Stock', Guotai Jun'an', 'Haitong Stock', 'Shenyin Wanguo' etc. The visitor base of each 'others' website is below 3%.

15.6% 13.0% 8.5% 8.1% 6.7% 6.7% 4.8% 4.4% 4.4% 0% 2% 4% 6% 8% 10% 12% 14% 16% 18% Frequently Visited Finance Website Frequently Visited Finance Website --All Answers During the past half year, which finance websites do you visit frequently? Valid Sample: 270 In calculating all answers as 'frequently visited finance website', 'China Finance Online' sustain its leading position with a visitor base of 15.6% China Finance Online Stock Star Homeway China Stock Shanghai Stock Exchange Our8848 Stock888 Da Zhi Hui Shenyin Wanguo

Product and Service Importance For these products or services provided by finance website, please rank their importance in a 5-point scale where '5' indicates very important, '4' for important, '3' for neutral, '2' for not important and '1' for not important at all. News Financial Analysis Online Forum Research Report Very important 0.33 0.29 0.33 0.29 0.19 Important 0.38 0.29 0.19 0.19 0.19 Neutral 0.19 0.29 0.33 0.33 0.52 Not important 0.05 0.05 0.1 0.14 0.05 Not important at all 0.05 0.1 0.05 0.05 0.05 Real-time Data and Historical Data Valid Sample:21 Among the listed products and service that can be provided by finance website, 'News' is attached with the highest importance, followed up by 'Real-time Data and Historical Data', 'Financial Analysis' and 'Online Forum'. The 'Research Report' is considered of the lowest importance.

Finance Online (n=30) Stock Star (n=23) China Stock (n=15) Da Zhi Hui (n=13) Homeway (n=10) Shanghai Stock Exchange (n=10) Stock888 (n=9) Qilu Stock (n=8) Very satisfied 0.2 0.09 0.2 0.08 0.2 0.13 Satisfied 0.5 0.52 0.33 0.77 0.5 0.6 0.89 0.88 Neutral 0.27 0.35 0.47 0.15 0.3 0.4 0.11 Not satisfied 0.03 Not satisfied at all 0.04 Overall Satisfaction of Finance Website Overall speaking, please indicate your satisfaction of your most frequently visited finance website in a 5-point scale where '5' for very satisfied, '4' for satisfied, '3' for neutral, '2' for not satisfied and '1' for not satisfied at all. The overall satisfaction of 'China Finance Online' is 70% (Very Satisfied + Satisfied) Note: due to the sample size limit ('n' indicates the sample size for each website), the satisfaction of each website is not applicable for comparison

9.6% 9.6% 5.2% 4.8% 4.4% 3.3% 3.3% 3.0% 3.0% 0% 2% 4% 6% 8% 10% Finance Website with Best Friendly Interface Best User Friendly Interface Among the finance website you visited, which has be best friendly interface? Valid Sample: 270 'China Finance Online' and 'Stock Star' are considered as having best user friendly interface, both mentioning base 9.6%, followed up by 'Homeway' (5.2%), 'China Stock' (4.8%) and 'Da Zhi Hui' (4.4%). Note: providing the random sampling size is 270, if there are 9.6% sampled respondents consider 'China Finance Online' has be best user friendly interface then we believe with 90% confidence level, that 6.7%~12.5% population give the same opinion. China Finance Online Stock Star Homeway China Stock Shanghai Stock Exchange Qilu Stock Stock888 Da Zhi Hui Shenyin Wanguo

Product and Service Evaluation: China Finance Online (Asking those who bought products or services at 'China Finance Online') How satisfied are you with the products or services you bought at 'China Finance Online'? Please indicate in a 5-point scale where '5' for very satisfied, '4' for satisfied, '3' for neutral, '2' for not satisfied and '1' for not satisfied at all. News Research Report Financial Analysis Online Forum Very Satisfied 2 3 2 1 1 Satisfied 4 2 2 2 1 Neutral 1 1 1 3 Not Satisfied 1 2 2 2 Not Satisfied at all 1 Don't know 1 Real-time Data and Historical Data Among the products and services provided by 'China Finance Online': 'News' receives the highest satisfaction, followed up by 'Real-time Data and Historical Data', 'Research Report' and 'Financial Analysis'. Users are least satisfied with the 'Online Forum' Note: due to the sample size limit (valid sample:7), strict comparison among each products or service are not applicable Valid Sample:7

Purchased 8% Not purchased 92% Purchase Behavior at Finance Website Have you ever purchased any products or services from finance website? (include download chargeable software or program) From which finance website did you purchase the products or services? Valid Sample:270 8% finance website users have purchased products or services at the websites such as 'China Finance Online', '158 Hairong' and 'Haitong Stock'. 'China Finance Online' embrace the largest purchaser base (33%) Website Purchaser Percentage China Finance Online 7 33% 158 Hairong 3 14% Haitong Stock 2 10% Stock Star 1 5% Homeway 1 5% China Stock 1 5% Guotai Jun'an 1 5% Huaxia Stock 1 5% Nugoo 1 5% Guoxing Stock 1 5% Others 2 10% Valid Sample 21 100%

Finance Online China Stock 158 Hairong Nugoo Haitong Stock Stock Star Homeway Guotai Jun'an Others ^?? 5340 2000 1200 1000 670 660 200 120 3400 Expense at Finance Website in 2003 --Total Amount How much did you spend on the website where you purchase products or service in 2003? Valid Sample: 17 Looking into the structure of total expense at finance websites in 2003, 'China Finance Online' attracted the lion share of 36% Note: providing the random sampling size is 17, if there are 36% expense goes to 'China Finance Online' then we believe, with 90% confidence level, that 30%~42% of total population expense goes to 'China Finance Online'.

Expense at Finance Website in 2003 --Average Amount Expense Total Purchaser China Finance Online Purchaser Average 810.6 RMB 890 RMB 10 RMB 1 1 120 RMB 1 / 170 RMB 1 / 200 RMB 2 / 350 RMB 1 1 400 RMB 1 / 500 RMB 2 1 660 RMB 1 / 1000 RMB 4 1 1480 RMB 1 1 2000 RMB 3 1 Valid Sample 17 6 In average, each purchaser spent 810.6 RMB at finance website in 2003. The lowest is 10 RMB while the highest 2,000 RMB The average amount of expense that purchaser spent at 'China Finance Online' in 2003 reaches 890 RMB, a significantly higher level of the total average at 810.6 RMB How much did you spend on the website where you purchase products or service in 2003?

Qian Long Da Zhi Hui Stock Star Sheng Long Feng Xi Jia Zhi Nan Zheng Ying Zheng Tou Zi Jia Tong Hua Shun Rong Yi Shou Fu Fei Hu Da Can Kao 0.282 0.198 0.062 0 0.085 0.085 0.079 0.034 0.023 0.023 0.017 0.011 0.011 0.011 Da Lang Tao Sha 0.034 Da Feng Bao 0.023 Zixuangu Rader 0.011 Stock Software Used Which stock software have you used before? Valid Sample: 177 The hottest stock software used by online stock investors is 'Qian Long' with user base 28.2%, followed up are 'Da Zhi Hui' (19.8%) and 'China Finance Online' (13.0%) Among the stock software provided by 'China Finance Online', 'Grand Reference' embraces the largest user as (6.2%), followed up by 'Stock Finder' (3.4%), 'Storm' (2.3%) and 'Stock Radar' (1.1%). China Finance Online Grand Reference Stock Storm Stock Finder Radar

Using Stock Software Is the stock software that you used 'free using ' or 'using by paying money'? Most online stock investors use free stock software while merely 25% are paying money for using stock software currently. Among all the stock software, the 'Grand reference' at 'China Finance Online' embraces the highest percentage of 'using by paying money' (55%) Stock Software Percentage of 'using by paying money' Percentage of 'free using' Valid Sample Qian Long 24% 76% 50 Da Zhi Hui 6% 94% 35 China Finance Online 39% 61% 23 Grand reference 55% 45% 11 Storm / 100% 4 Stock Finder 33% 67% 6 Stock Radar 50% 50% 2 Stock Star 27% 73% 15 Sheng Long 47% 53% 15 Total 25% 75% 177

Appendix:Abut TNS-NFO

About TNS-NFO Subsidiaries in 72 countries across the globe with over 4,000 clients in which 43 are world top 100 enterprise In the global environment, TNS was the world No. 3 marke research and marketing consultancy company and NFO the world No.4 before the merge TNS was the Europe No. 1 for customized market research NFO was the North America No. 1 for customized market research In 2003, TNS and NFO merged globally and made the World No.1 for customized market research Over 20,000 projects executed every year worldwide Over 15,000 full-time professionals worldwide Website: TNS: www.tns-global.com ; NFO: www.nfow.com

TNS-NFO's Global Coverage Europe & Middle East Kuwait Latvia Lebanon Lithuania Luxemburg Macedonia Norway Poland Portugal Romania Russia Saudi Arabia Serbia Slovakia Spain Sweden Turkey Ukraine UAE UK Albania Algeria Belgium Bosnia-Herz. Bulgaria Czech Rep. Denmark Estonia Egypt El Salvador Estonia Finland France Germany Greece Guatemala Honduras Holland Hungary Ireland Israel Italy Kazakhstan Kosovo Asia Pacific Australia Bangladesh China Hong Kong India Indonesia Japan New Zealand Malaysia Philippines Singapore Sri Lanka South Korea Taiwan Thailand Vietnam North America United States Canada South America Argentina Brazil Costa Rica Chile Nicaragua Mexico Panama Mauritius Morocco South Africa Africa/others

TNS-NFO China TNS China established in 1997 and NFO China in 1999. In 2003, the two company embraces a successful global merge under the group name of TNS China's headquarter in Shanghai and branch offices in Beijing and Guanghzou Over 150 full-time professionals Market research network prevails 35 1st-tier cities and 550 2nd-tier cities in mainland China 3 CATI (Computer-aided Telephone Interview) platforms with over 60 workstation

Our Clients in China: Consumer goods Health & Medical Automobile Coca-Cola Bayer Daimler Chrysler Danone Bristol-Myers Squibb Ford Kraft Glaxo SmithKline General Motors P&G Merck Volkswagen Unilever Pfizer Volvo Finance & Insurance IT & Telecom Media & Research Citicorp Deutsche Telekom Harvard Business Review Deutsche Bank IBM USA Today E-Trade Verizon 21 Century Report AIA/AXA/Zurich Lenovo PingAn Insurance Motorola China Mobile Retail & Real Estate The New World Wan Ke